FOR IMMEDIATE RELEASE

Media Contacts:	Deborah Spak, (847) 948-2349
Tom Kline, (847) 948-2251

Investor Contacts:	Mary Kay Ladone, (847) 948-3371
Clare Sullivan, (847) 948-3085
BAXTER’S BOARD AUTHORIZES $1.5 BILLION
SHARE REPURCHASE PROGRAM
     DEERFIELD, Ill., February 15, 2006 — Baxter International Inc. (NYSE:BAX) announced today that its Board of Directors has authorized the repurchase of up to $1.5 billion of the company’s common stock.
     The company can repurchase approximately $250 million in common stock under its previous share repurchase program, which was authorized by the Board in 2002. The new share repurchase program authorized by the Board provides the company greater flexibility to repurchase shares in the future. Shares will be repurchased at times and amounts determined by management based on its evaluation of market conditions and other factors. Repurchases will be made from time to time in the open market.
     “Our strong cash position and balance sheet now provide us significant flexibility to both invest in our future growth, including acquisitions and other business development activities, and provide greater value to our shareholders through periodic share repurchases. We plan to do both in a balanced and disciplined manner,” said John J. Greisch, corporate vice president and chief financial officer.
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     Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.
This release includes forward-looking statements concerning the company’s financial results. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: timely realization of the benefits of the company’s restructuring initiatives; the impact of geographic and product mix on the company’s sales; actions of regulatory bodies and other governmental authorities, including the Food and Drug Administration and foreign counterparts that could delay, limit or suspend product sales or result in seizures, injunctions and monetary sanctions, including with respect to the COLLEAGUE Infusion Pump; product quality or patient safety concerns leading to product recalls, withdrawals, launch delays, litigation, or declining sales; product development risks; interest rates; demand for and market acceptance risks for new and existing products, such as ADVATE, and other technologies; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; foreign currency exchange rates; the availability of acceptable raw materials and component supply; global regulatory, trade and tax policies; the ability to enforce patents; patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology; reimbursement policies of government agencies and private payers; results of product testing; and other risks identified in the company’s most recent filing on Form 10-Q and other SEC filings, all of which are available on the company’s web site. The company does not undertake to update its forward-looking statements.
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